Exhibit 10.1

EXECUTIVE SERVICE AGREEMENT

THIS EXECUTIVE SERVICE AGREEMENT (the “Agreement”) is deemed made, entered into and effective this 1st day of June, 2014 (the “Effective Date”)

Between:       Legendary Ventures Inc., a Nevada Corporation, with its principle business address at 5615 Doctor Peddle Cres, Mississauga, Ontario, Canada L5M 0K4

(the “Company").

And:              Zahoor Ahmad, an individual, with his principal business address at 5615 Doctor Peddle Cres, Mississauga, Ontario, Canada L5M 0K4

(the "Executive").

WHEREAS:

A.	The Company is involved in the principal business of providing pest control services (the “Business”);

C.	The Executive is a professional businessman and has extensive experience in and specialized knowledge in providing pest control services and desires to provide professional consulting services to the Company and act in the capacity as its President/Chief Executive Officer, Secretary and Treasurer/Chief Financial Officer;

D.	The Company desires to retain the Executive to continue to act in the capacity as the President/Chief Executive Officer, Secretary and Treasurer/Chief Financial Officer, and the Executive desires to accept such positions, in order to provide such related services to the Company (collectively, the “General Services”);

E.	It is the intention of the Company and the Executive (at times referred to herein as “Parties”) hereby to memoralize all such agreements and understandings between them relating to the terms and conditions of the General Services and, correspondingly, it is their further intention that the terms and conditions of this agreement (the “Agreement”) will replace, in their entirety, all such prior discussions, negotiations, understandings and agreements with respect to the General Services;

F.	The Parties hereto have agreed to enter into this Agreement which replaces, in its entirety, all such prior discussions, negotiations, understandings and agreements, and, furthermore, which necessarily clarifies their respective duties and obligations with respect to the General Services to be provided hereunder, all in accordance with the terms and conditions of this Agreement;

G.	The Parties do not wish this Agreement to be an employment agreement and intend to maintain an independent contractor relationship whereby the Executive will continue to provide the General Services hereunder. The Executive shall allocate, in his discretion, the amount of time appropriate to providing General Services to the Company and the manner of the provision of any part of the General Services. The Executive may choose the location from which the Executive’s General Services are rendered, select the times during which such General Services are rendered, and the optimal form of communication through which to deliver or provide such General Services. Provided however, all decisions of the Executive in rendering the General Services must be made in good faith, in the best mutual interests of the Executive and the Company, and carried out in a manner that is generally consistent with accepted industry standards for the provision of such General Services.

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H.	This Agreement when duly signed and accepted by the Executive; will define the duties, responsibilities and obligations of the Executive; set forth and provide the consideration, expense allowances and any other consideration offered or provided to the Executive hereunder; and as offered by the Company to other independent contractors providing professional services and consulting services to the Company.

NOW THEREFORE, in consideration of the recited ongoing relationship of the Parties and the promises, covenants, assurances, agreements and financial compensation provided by and between the Parties all of which is mutually acknowledged as good and sufficient consideration, by and between the Parties hereto, and the Company and the Executive hereby promise, covenant and agree as follows:

1.	Remuneration

1.1	The Company shall pay to the Executive a monthly fee of $2,000.00 (the “Executive Fee”) and an expense allowance in such amounts as may from time to time be agreed to by and between the Executive and the Company.

1.2	Notwithstanding any prior issuances of common stock of the Company, the Company shall issue to the Executive 1,000,000 shares of common stock at a per share price of $0.01.

1.3	The terms and conditions for payment of monthly service fees, expense allowances, reimbursement for the cost of providing the General Services, and other similar matters relating to financial consideration payable to the Executive hereunder are only binding on the Parties and form part of this Agreement when reduced to writing, signed by the Parties or their respective authorized signatories, and provided in the body of this Agreement.

1.3	The compensation provided for herein will be inclusive of any remuneration otherwise payable to the Executive may be for serving as a director of the Company or any subsidiary of the Company at the request of the Company during the currency of this Agreement.

2.	Expenses

2.1	The Company shall reimburse the Executive the full amount for all expenses reasonably incurred by the Executive in the proper performance of the General Services, where such expenses are pre-approved under this Agreement, pre-approved by the Company’s Board of Directors (the “Board”) or the controller of the Company at any specified rate or amount, or upon the Executive providing such receipts or other evidence as the Company may reasonably require.

3.	Term and Notice of Termination and Termination of the Agreement

3.1	The term of this Agreement shall be three years commencing on the Effective Date above and continue on for a two-year period at which date it shall terminate (herein called the “Termination Date”). The Agreement may be renewed on an annual basis thereafter upon the mutual consent of the Parties.

3.2	Any Party can terminate this Agreement upon thirty (30) days written notice (herein called “Notice of Termination”) to the other Parties. If the Company terminates the Agreement prior to the Termination Date for any reason other than the Executive’s gross negligence, the Company shall pay the Executive an amount equal to six (6) months of Executive Fees within thirty (30) days of written notice of termination.

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3.3	The Executive is required to provide Notice of Termination herein to the Company and his failure to do so will entitle the Company to only pay the Executive Fee on a prorated basis up to the date of the Notice of Termination by the Executive without notice.

3.4	All expenses and other reimbursable cost payable to the Executive hereunder are payable to the date of effective Notice of Termination as provided hereunder.

4.	General Services

4.1	During the continuance of this Agreement the Company hereby agrees to appoint and to retain the Executive as the President/Chief Executive Officer, Secretary, Treasurer/Chief Financial Officer of the Company, respectively. The Executive hereby agrees to be subject to the direction and supervision of, and to have such authority as is delegated to the Executive by, the Board of Directors of the Company (the “Board”), consistent with such positions. The Executive also agrees to provide such related services, associated with the positions of President/Chief Executive Officer, Secretary, Treasurer/Chief Financial Officer, as the Board may, from time to time, reasonably assign to the Executive and as may be necessary for the ongoing maintenance and development of the Company’s various Business interests during the continuance of this Agreement (herein collectively described as the “General Services”).

4.2	It being expressly acknowledged and agreed by the Parties that the Executive will commit to and provide to the Company the General Services on the basis set forth herein. In this regard it is hereby acknowledged and agreed that the Executive, as President/Chief Executive Officer, Secretary, Treasurer/Chief Financial Officer, shall be entitled to communicate with and shall rely upon the immediate advice, direction and instructions of the Board of Directors as a whole.

4.3	Without in any manner limiting the generality of the General Services to be provided as set forth in Section 5.1 and 5.2 herein and subject to the provisions of letter “G” of the Recitals hereof, it is hereby also acknowledged and agreed that Executive will, during the continuance of this Agreement, devote a substantial amount of professional and business effort, energy and enterprise, both as to the time and commitment, to the General Services.

4.4	The Executive will perform the said General Services faithfully, diligently, to the best of the Executive’s capabilities with the resources at its disposal and in the best interests of the Company.

4.5	Included in the general definition and meaning of General Services, hereunder, are those duties, responsibilities and obligations that the Executive has agreed to be bound by as a Director.

4.6	In any event the Executive will not engage in any activity which is in a conflict of interests with its engagement under this Agreement or contrary to the best interests of the Company. In that regard, the Executive and the Company shall regularly consult and make necessary and appropriate records available to one another to assure them, and each of them, that no potential or actual conflict of interest arises in the performance of the responsibilities hereunder by the Executive.

5.	Confidentiality, Non-Disclosure, Non-Competition and Non-Circumvention

5.1	Subject to the provisions of Section 5.6 hereof to prevent conflicts of interest, the Executive hereby covenants, promises and agrees that he will be provided with confidential, proprietary and valuable information by the Company about its clients, properties, prospects and financial circumstances from time to time during the currency of this Agreement, in order to permit the Executive to properly, effectively and efficiently carry out its tasks, duties and activities hereunder. However, by providing such disclosure of Confidential Information to the Executive, the Company relies on the Executive to hold such information as confidential and only disclose the same to those parties, whether directors, officers, employees, agents, representatives or clients and contacts of the Executive “who need to know”, in order that the Executive can carry out the objects of this Agreement as provided for herein and as communicated as between the Company and the Executive during the currency of this Agreement. Due to the nature of the relationship of the Executive to the Company no more precise limitations can be placed on the Executive’s use and disclosure of Confidential Information received from the Company pursuant hereto than as described herein.

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5.2

The general nature of the Agreement between the Parties is that the Executive (also called the “Independent Contractor”) acting as an independent contractor and consultant to the Company, whereby the Independent Contractor will act on the Company’s behalf in the promotion of the Company’s interests and by way of introductions, consulting to and advising of the Company on matters related to the Business. With the broad mandate and scope of this relationship the Company must rely on the fiduciary duty of good faith that the Executive owes the Company as provided under this Agreement and as an Officer of the Company, when the Company is making disclosure to the Independent Contractor of Confidential Information about Business opportunities and competitive advantages which the Company has cultivated and developed. All Confidential Information disclosed to the Executive is disclosed on the strict condition that the Independent Contractor, will not now or at any future time, use such Confidential Information received from the Company hereunder in any manner inconsistent with the best interests of the Company, except with the express written permission of the Company. The result of these terms and conditions of disclosure of Confidential Information to the Independent Contractor by the Company is that the Independent Contractor will:

(a)       Only disclose such Confidential Information on a “need to know” basis, but it will be up to the Independent Contractor’s reasonable discretion in acting on behalf of and in the best interests of the Company to determine what group or groups “need to know” about such information pursuant to the nature and scope of this Agreement;

(b)       The disclosure of Confidential Information from the Company to the Independent Contractor further to the intents and purposes of this Agreement will prohibit the Independent Contractor from directly or indirectly using the Confidential Information in a manner that is in conflict with or contrary to the best interests of the Company, except with the Company’s written consent;

(c)       The Independent Contractor will not use Confidential Information in a manner that in the view of the Company would constitute a direct or indirect use for a purpose which is in competition with the best interests of the Company or would be a circumvention of the Company’s right or interest in a particular Business opportunity.

(d)       The meaning of Confidential Information (herein called “Confidential Information”) will include any information disclosed by the Company that is declared by the Company either verbally or in writing, depending on the means of communication of such Confidential Information by the Company to the Independent Contractor.

(e)       The restrictions on disclosure of Confidential Material do not apply to any of the following circumstances:

(i)	Information forming part of the public domain, which became such through no disclosure or breach of this Agreement on the Independent Contractor’s behalf;

(ii)	Information which the Independent Contractor can independently prove was received from a Third Party, which was legally entitled to disclose such information;

(iii)	Information which the Independent Contractor is legally obligated to disclose in compliance with any applicable law, statute, regulation, order, ruling or directive of an official, tribunal or agency which is binding on the Executive, provided that the Independent Contractor must also provide the Company with notice of such disclosure at or before releasing or disclosing the Confidential Information to such official, tribunal or agency so that the Company is afforded an opportunity to file a written objection to such disclosure with such official, tribunal or agency.

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5.3	The Independent Contractor understands, acknowledges and agrees that the covenants to keep the Confidential Information confidential and not disclose it to Third Parties, except in conformity with this Agreement, is necessary to protect the proprietary interests of Company in such Confidential Information and a breach of these covenants would cause significant loss to the Company in regard to its competitive advantage, market opportunities and financial investment associated with protection of its Confidential Information.

5.4	The Independent Contractor further understands, acknowledges and agrees that a breach of these covenants of confidentiality, non-disclosure, non-competition and non-circumvention under this Section 6 (in combination the “Covenants of Confidentiality, Non-Circumvention and Non Disclosure”), will likely cause such irreparable harm to the Company that damages alone would be an inadequate remedy and the Independent Contractor consent and agree such equitable remedies including injunctive relief against any further breach which are reasonably justified in addition to any claim for damages based on a breach of these Covenants of Confidentiality, Non-Circumvention and Non Disclosure.

5.5	The Parties mutually acknowledge, confirm and agree that the Covenants of Confidentiality, Non-Circumvention and Non-Disclosure will survive Termination of this Agreement and will continue to bind the Independent Contractor to protect the Company’s interest in such Confidential Information disclosed pursuant hereto.

6.	Change of Control.

6.1	Where a Change of Control occurs prior to the Termination of this Agreement, then the Independent Contractor will be entitled at any time within one (1) month of the occurrence of the Change of Control, to terminate this Agreement by giving the other Party thirty (30) days notice in writing of the Independent Contractor’s intention to terminate the Agreement. In the event that the Independent Contractor Terminates the Agreement, then the Company or the legal successor to the Company (where a Change of Control involves a merger, take-over, acquisition or similar arrangement accompanying the Change of Control, which actually or effectively results in the elimination of the Company as a separate or subsisting legal entity whereby it is replaced by the legal successor which will hereinafter be called the “Successor Company”), will be obligated to pay a termination bonus (the “Termination Bonus”) to the Independent Contractor equal to the greater of the remaining Executive Fees for the Term of Agreement or six (6) months of Executive Fees in addition to all unpaid amounts due and owing to the Independent Contractor by the Company at the time of such Termination.

6.2

Payment of the Termination Bonus to the Executive pursuant to sub-section 7.1 will be made by the Company or the Successor Company within thirty (30) days of the date that the notice of termination was delivered by the terminating Party, and such Termination Bonus will only be payable where:

(a)      the Independent Contractor is not in breach of any of the terms and conditions of this Agreement such that the Company or the Successor Company, as the case may be, is legally entitled to terminate this Agreement pursuant hereto, and

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(b) the Independent Contractor delivers a duly executed copy of such signed release and waiver of claim as prepared by the Company or the Successor Company pursuant to the settlement that: such Termination Bonus together with all other outstanding monies duly owing to the Executive will, upon payment pursuant to this sub-sections 7.2 and 7.3, constitute a full and final payment and consideration, in settlement of any and all outstanding claims or potential claims, that the Independent Contractor has or may have against the Company or the Successor Company, or their respective Board of Directors, Officers, successors or other assigns, arising out of or in relation to the Independent Contractor relationship to the Company or the Successor Company under this Agreement.

7.	Governing Law, Jurisdiction and Currency

7.1	This Agreement shall be governed by and interpreted in accordance with the laws of the State of Nevada, without giving effect to the principles of conflicts of law thereof.

7.2	Unless otherwise mutually agreed to in writing by the Parties, any action, proceeding or arbitration in regard to a dispute or direction relating to the subject matter of this Agreement will be solely within the jurisdiction of the appropriate court, tribunal or arbitrator of competent jurisdiction within the State of Nevada.

7.3	Unless otherwise expressly provided for herein or agreed upon in writing by the Parties, all references to money or money consideration are deemed to be in United States Currency (“US$”)

8.	Notice

8.1	All notices to be given with respect to this Agreement, unless otherwise provided for, shall be given to Cleary, the Company and the Executive at the respective addresses, fax numbers and email addresses shown below or otherwise communicated by the Parties to each other for such notice and service matters during the currency of this Agreement.

8.2	All notices, requests, demands or other communications made by a Party will be deemed to have been duly delivered: (i) on the date of personal delivery utilizing a process server, courier or other means of physical delivery to the intended recipient (“Personal Service”); or (ii) on the date of facsimile transmission (the “Fax”) on proof of receipt of the Fax; or (iii) on the date of electronic mail (the “email”) with verifiable proof of receipt of such email; or (iv) on the seventh (7th) day after mailing by registered mail with postage prepaid (“Registered Mail”), to the Party’s address, Fax number, email address set out in this Agreement or such other addresses Fax numbers or email address as the Parties or their Representatives may have from time to time during the currency of this Agreement or thereafter and communicated to the other Parties for the purposes of this Agreement.

9.	Entire Agreement

9.1	This Agreement constitutes the entire agreement between the Parties with respect to the subject matter hereof and replaces, restates in full and supersedes all other prior agreements and understandings, both written and oral.

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10	Assignments

10.1	The Parties agree that neither will assign this Agreement without prior written consent of the other Party.

11.	Inurement

11.1	This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and authorized assigns. Any attempt by either party to assign any rights, duties or obligations that may arise under this Agreement without the prior written consent of the other party shall be void.

12.	Entire Agreement and Severance

12.1	This document contains the entire agreement between the Parties with respect to the subject matter hereof, and neither Party is relying on any agreement, representation, warranty, or other understanding not expressly stated herein. In the event that any provision of this Agreement will be held to be invalid, illegal or unenforceable in any circumstances, the remaining provisions will nevertheless remain in full force and effect and will be construed as if the unenforceable portion or portions were deleted.

13.	Time if of the Essence

13.1	Time is of the essence in this Contract. A waiver of the strict performance requirements hereunder in on instance will not constitute a waiver for any other instance where time for performance is specified herein..

IN WITNESS WHEREOF this Agreement is hereby signed, sealed and duly executed by the Parties or their duly authorized signatories on the Effective Date first above written.

Legendary Ventures Inc.

Date: July __, 2014	By:

Date: July __, 2014
Zahoor Ahmad

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